Exhibit 3
FOR IMMEDIATE RELEASE
December 20, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Organizational Change
Nissin Co., Ltd. (“the Company”) hereby announces that on December 20, 2005, its Board of Directors adopted a resolution to implement the organizational change described below, effective January 1, 2006.
The Company will establish a new department called the “Sales Support Department” under its Sales & Marketing Control Division and transfer the Customer Service Section, the Operations Section and the Sales Planning Section from its Sales department to the new department, in order to segregate sales promotion functions and sales support functions. The segregation of each function will contribute to improvement in the efficiency of its sales operations.

As of January 1, 2006.
Organizational Chart

Internal Audit Dept.
Internal Control Dept.
Inter-Company Dept.
Real Estate Business Control Dept.
Osaka Branch Office
Board of Statutory Auditors
Statutory Auditors
System Planning Dept.
Investor Relations Dept.
Public Relations Dept.
Board of Directors
Controller's Dept.
Operations Control Div.
Finance Dept.
Chairman of the Board
General Affairs Dept.
Human Resources Dept.
Tie-up Loan Dept.
President
Real Estate Finance Dept.
Central Office Sales Dept.
Osaka Sales Dept.
Sales Dept.
Sales Support Dept.
Sales & Marketing Control Div.
Education & Training Dept.
Business Development Dept.
Western Japan Investigation Dept.
Eastern Japan Investigation Dept.
Credit Screening Dept.